Exhibit 10.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

This MUTUAL TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2024, by and between NATURE’S MIRACLE HOLDING INC., a Delaware corporation (the “Parent”), NMHI MERGER SUB, INC., a Nevada corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and AGRIFY CORPORATION, a Nevada corporation (the “Company”; and Parent, Merger Sub and Agrify referred to individually, as a “Party” and collectively, as the “Parties”).

BACKGROUND

A. WHEREAS, Parent, Merger Sub and the Company have entered into that certain Agreement and Plan of Merger, dated as of May 16, 2024 (the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

B. WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Merger Effective Time by mutual written consent of each of the Parent and the Company.

C. WHEREAS, the Parent and the Company have determined that it is in the best interest of their respective companies and their respective shareholders to terminate the Merger Agreement in accordance with the terms hereof and to mutually release each other of any Claims (as defined below).

D. WHEREAS, the Parent and the Company entered into that certain Term Sheet dated as of April 17, 2024 (the “Acquisition Term Sheet”).

E. WHEREAS, the Acquisition Term Sheet contemplated the purchase of horticultural LED lighting goods from the Company subject to the payment terms agreed to by the parties (“LED Lights”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

TERMINATION

NOW, THEREFORE, incorporating the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Parent and the Company hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable law.

2. The Parent and the Company each agree that the Merger Agreement is hereby and forthwith void and without effect, and notwithstanding anything in the Merger Agreement (including Section 8.2 and 8.3 thereof) to the contrary, none of the Parent or the Company, any of their respective affiliates or any of the officers, directors, employees and shareholders of any of them shall have any liability of any nature whatsoever under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement or the termination thereof.

3. The Parent and the Company hereby confirm and acknowledge that the Acquisition Term Sheet is null and void; except that the Parent will carry out its obligations under Purchase Order P2404232 dated April 26, 2024 for $481,550 of LED Lights.

4. In consideration of the covenants, agreements and undertakings of the Parties under this Agreement, effective upon the execution of this Agreement each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, successors and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

5. Each Party will provide the other Party with a draft of the press release announcing the termination of the Merger Agreement and a draft of the related report on Form 8-K and will reasonably take into consideration any comments from the other Party or its counsel may have on such drafts before publishing and/or filing such documents. Following the issuance of the press release and the filing of the Form 8-K, neither party shall make any public statements regarding the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, except (a) for statements that are consistent with those set forth in such press release and Form 8-K or (b) as required by applicable laws, statutes, rules, regulations, orders, policies and guidelines of any Governmental Body with competent jurisdiction over the Parties, including any stock exchange or stock market regulatory bodies.

6. Each Party hereby represents and warrants to the other Parties that, as applicable (a) such Party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of such Party, (c) no other corporate proceedings on the part of such Party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such Party (assuming due authorization, execution and delivery by the other Parties) and constitutes a valid and binding obligation of such Party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Limitations).

7. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party hereto to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity of any kind or nature and an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

9. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Parent, Merger Sub or the Company (whether by operation of law or otherwise) without the prior written consent of each of the other Parties (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parent, Merger Sub and the Company and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto and all Releasees as third-party beneficiaries hereof, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10. The provisions of Sections 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 of the Merger Agreement are incorporated into, and shall apply to, this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT

NATURE’S MIRACLE HOLDING INC.,
a Delaware corporation

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chief Executive Officer

MERGER SUB

NMHI MERGER SUB, INC.,
a Nevada corporation

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chief Executive Officer

COMPANY

AGRIFY CORPORATION,
a Nevada corporation

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

[Signature Page to Mutual Termination and Release Agreement]

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